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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                             Securities Act of 1934



Date of Report (Date of earliest event reported): July 15, 1998

                             BOSTON CHICKEN, INC.
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             (Exact name of registrant as specified in its charter)


Delaware                          0-22802                             36-3904053
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(State or other                 (Commission                    (IRS Employer
jurisdiction of                  File No.)                   Identification No.)
incorporation)


     14123 Denver West Parkway, P.O. Box 4086, Golden, Colorado 80401-4086
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                   (Address of principal executive offices)


                                (303) 278-9500
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             (Registrant's telephone number, including area code)


                                Not applicable
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         (Former name or former address, if changes since last report)
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Item 5.  Other Events.

     On July 15, 1998, Boston Chicken, Inc. (the "Company") announced that it had renegotiated its senior credit facility with the Bank of America National Trust and Savings Association ("BA"), as agent and participant under the Company's $85 million 1996 revolving line of credit (the "1996 Revolver Facility"), and with General Electric Capital Corporation ("GECC"), as agent and a participant under its 1996 Master Lease Agreement (the "1996 Master Lease Facility," and together with the 1996 Revolver Facility and the Amended and Restated Facilities Agreement related thereto, the "1996 Credit Facility"), pursuant to which such senior lenders, certain other participants in the 1996 Credit Facility and certain new lenders have provided the Company with $39.3 million in financing, consisting of a $35.0 million revolving credit facility (the "Liquidity Facility"), structured as a new tranche under the 1996 Revolver Facility, and a $4.3 million supplemental revolving loan drawn under the amended 1996 Revolver Facility. The Liquidity Facility matures on October 17, 1998, at which time all amounts outstanding under the 1996 Credit Facility (including the approximately $219 million outstanding prior to the amendment of the 1996 Credit Facility) also comes due. The Company announced the Liquidity Facility would be used primarily for working capital, refinancing and restructuring costs, master lease interest and partial principal payments which were due and paid on July 15, 1998 and interest due in August on the Company's 4 1/2% convertible subordinated debentures. Pursuant to the Liquidity Facility, the lenders thereunder have agreed to forbear from the exercise of any remedies with respect to the Company's noncompliance with the second quarter net average weekly per store sales covenant and other financial covenants contained in the 1996 Credit Facility. Covenants contained in the Liquidity Facility include a minimum cumulative systemwide cash flow requirement and adherence by the Company to an agreed upon operating budget.

     Consistent with the Company's previous announcements, the Company said it will attempt to refinance its senior credit, including the Liquidity Facility and the 1996 Credit Facility, restructure its outstanding publicly traded convertible subordinated debt and raise additional debt and/or equity financing before maturity of the Liquidity Facility and the 1996 Credit Facility on October 17, 1998. In connection therewith, the Company also announced that it had hired BTAlex.Brown to assist it in restructuring the Company's publicly traded convertible subordinated debt, currently totaling approximately $623 million, and in refinancing the senior debt. There can be no assurance, however, that Boston Chicken will be successful in such restructuring and refinancing efforts. Any such restructuring, refinancing and/or additional financing may entail significant equity dilution to the holders of the Company's Common Stock at that time.

     The Company also announced that it had converted a total of approximately $564 million of loans to ten area developers into a majority equity ownership interest in each of those area developers. As a result of the conversions, the number of Company-owned Boston Market stores increased by 527, bringing the total number of Company-owned stores to 936, or approximately 81% of the Boston Market system.

     Conversions of the loans were made in connection with the Company's acquisition of BC Equity Funding, L.L.C. ("BCEF") and Market Partners, L.L.C. ("Market Partners"), funds that previously held preferred equity interests in 11 of the Company's 13 area developers, including the ten area developers whose loans were converted. BCEF and Market Partners were acquired pursuant to a merger of those funds with a wholly-owned subsidiary of the Company for aggregate consideration of (i) $126.8 million of the Company's 10% Series A Exchangeable Preferred Stock, par value $0.01 per share (the "Preferred Stock"),
(ii) 3.5 million shares of the Company's Common Stock, par value $0.01 per share, and (iii) $10.0 million in cash. The 10% percent dividend on the Preferred Stock is payable in additional shares of Preferred Stock for a period of three years and in cash thereafter. The Preferred Stock is optionally redeemable by the Company at any time, in cash, at redemption prices which start at 50% of the face amount of the Preferred Stock and increase over time. The Preferred Stock is mandatorily redeemable in 2005 at a price equal to 110% of the face amount of the Preferred Stock.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements in this Report may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors described in Boston Chicken's Form 10-K and other filings with the Securities and Exchange Commission which may cause the actual results or achievements expressed or implied thereby to be materially different from any future results or achievements. All forward-looking statements relating to the refinancing and/or restructuring of the Company's debt are subject to, among other things, the formulation by Boston Chicken and its creditors of an acceptable refinancing and
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restructuring plan, the consent of all or some of such creditors to such plan, the availability to Boston Chicken of various refinancing alternatives, and market conditions generally. In addition, such efforts are also subject to the Company's financial results and condition prior to, and at the time of, such restructuring and refinancing.

                                   SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: July 21, 1998

                                BOSTON CHICKEN, INC.


                                By: /s/ Lawrence E. White
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                                    Name: Lawrence E. White
                                    Title: Chief Financial Officer